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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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TRICON GLOBAL RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRICON Global Restaurants, Inc.
1441 Gardiner Lane

Louisville, Kentucky 40213

March 30, 2001

Dear Fellow Shareholders:

    On behalf of your Board of Directors, we are pleased to invite you to attend the 2001 Annual Meeting of Shareholders of TRICON Global Restaurants, Inc. The meeting will be held on Thursday, May 17, 2001, at 9:00 a.m., local time, in the Yum Center at 1900 Colonel Sanders Lane in Louisville, Kentucky.

    At this meeting, you will be asked to elect four directors and to ratify the Board's selection of independent auditors to audit the Company's financial statements for 2001. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting.

    To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the proxy statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

    An admission ticket is attached to the accompanying proxy card. Please retain it and bring it with you if you plan to attend the meeting.

Sincerely,

David C. Novak
Chairman of the Board and Chief Executive Officer

TRICON Global Restaurants, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213

Notice of Annual Meeting of Shareholders

To Our Shareholders:

    The Annual Meeting of Shareholders of TRICON Global Restaurants, Inc. will be held in the Yum Center at 1900 Colonel Sanders Lane, Louisville, Kentucky, on Thursday, May 17, 2001 at 9:00 a.m., local time, for the following purposes:

  (1)
  To elect four directors to serve until the 2004 Annual Meeting and until their successors are elected and qualified;

  (2)
  To ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending December 29, 2001;

  (3)
  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 19, 2001 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Christian L. Campbell
Secretary

March 30, 2001

YOUR VOTE IS IMPORTANT

    It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the internet or by telephone. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

i

TRICON GLOBAL RESTAURANTS, INC.
1441 Gardiner Lane
Louisville, Kentucky 40213

PROXY STATEMENT
For Annual Meeting To Be Held On
May 17, 2001

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TRICON Global Restaurants, Inc., a North Carolina corporation ("Tricon" or the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Eastern Daylight Savings Time), on Thursday, May 17, 2001, in the Yum Center, at 1900 Colonel Sanders Lane, Louisville, Kentucky, for the purposes set forth in the accompanying Notice of the meeting. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders commencing on or about March 30, 2001.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

    The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees for directors. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter ("broker non-votes"), those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.

    Only shareholders of record at the close of business on March 19, 2001 are entitled to vote at the Annual Meeting. As of March 19, 2001, there were 146,999,861 shares of the Company's Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

    Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments in accordance with the choices specified on the proxy. If no choices are specified, the shares represented by that proxy will be voted as recommended by the Board of Directors. A proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending notifies the inspectors of election in writing prior to voting of the proxy. Beneficial owners who intend to vote shares at the meeting should obtain a legal proxy or power of attorney from their broker and present it at the meeting to establish their right to vote such shares.

    If you are a participant in the Direct Stock Purchase Plan, shares of Common Stock held in your account may be voted through the proxy card accompanying this mailing. The administrator of this program, as the shareholder of record, may only vote the shares for which it has received directions to vote from participants.

    If you are a participant in the Tricon 401(k) Plan ("Plan"), you may use the accompanying proxy card to direct the trustee of the Plan to vote shares of Common Stock you beneficially own under the Plan. In accordance with the Plan terms, if your proxy card for Plan shares is not returned, those shares will not be voted.

Proxies and Voting Procedures

    All shareholders may vote their shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement. Instead of submitting your proxy through the mail, you may choose to vote your shares electronically by accessing the internet site or by using the toll-free telephone numbers identified below. Please note that there are separate arrangements for using the internet and telephone to vote your shares depending on whether shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If you elect to vote either by accessing the internet or by using the toll-free telephone numbers, please do not mail back your proxy card.

    The telephone and internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been properly recorded. Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the shareholder.

    For Shares Registered Directly in the Name of the Shareholder.  Shareholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, EquiServe, L.P., may vote their shares (1) by submitting their proxy through the internet at the following address on the World Wide Web: http://www.eproxyvote.com/yum, (2) by making a toll-free telephone call from the U.S. and Canada to EquiServe at 1-877-779-8683 or outside the U.S. and Canada collect at 1-201-536-8073 or (3) by mailing their signed proxy card. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted through the internet or by telephone through EquiServe as described above must be received by 5:00 p.m., Eastern Daylight Savings Time, on May 16, 2001.

    For Shares Registered in the Name of a Brokerage Firm or Bank.  A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and internet voting options (as well as the option to receive future shareholder communications including proxy materials through the internet and not through the mail). This program is different from the program provided by EquiServe for shares registered directly in the name of the shareholder. If your shares are held in an account with a brokerage firm or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your brokerage firm or bank, or via the internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com). Votes submitted via the internet or by telephone through the ADP program must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 16, 2001.

Electronic Delivery of Proxy Materials

    Tricon shareholders with shares registered directly in their name may elect to receive the Company's future annual reports and proxy statements and to vote their shares through the internet instead of receiving copies through the mail. Tricon is offering this service to provide added convenience to its shareholders and to reduce annual report printing and mailing costs.

    To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

    To elect this option, go to website http://www.econsent.com/yum. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the internet.

    If you consent to receive the Company's future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing, or e-mailing our Transfer Agent, EquiServe, L.P., at: P.O. Box 8038, Boston, MA 02266-8038; http://www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent.

Solicitation Expenses

    The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $11,000 plus expenses for these services. In addition to the solicitation of proxies by mail, certain directors, officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send these proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

Admission to Annual Meeting

    If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and return the proxy card with the "Annual Meeting" box marked. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to the Company's transfer agent, Equiserve, L.P., P.O. Box 8038, Boston, Massachusetts 02266-8038. Admittance to the Annual Meeting will be based upon availability of seating. Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions desk.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Board of Directors

    The Board of Directors is presently divided into three classes consisting of four directors each. Each class is elected for a three-year term expiring in successive years. The Board of Directors has nominated each of the following individuals for reelection at the annual meeting:

Robert Holland, Jr.
Sidney Kohl
David C. Novak
Jackie Trujillo

    The Board of Directors recommends a vote FOR all of the above-named nominees for election as directors.

    If elected, the Company expects that Messrs. Holland, Kohl and Novak and Ms. Trujillo will hold office until the annual meeting of shareholders in 2004 and until their respective successors have been elected and qualified.

    Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the four nominees receiving the greatest number of votes for Class I directors will be deemed elected directors. Unless a shareholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the four nominees for Class I directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

    The following pages contain certain information regarding each of the nominees for election as directors at this year's annual meeting and each continuing director. Stock ownership information for each nominee and continuing director is presented beginning on page  .

Nominees for Class I Directors—Terms Expiring in 2004

    Robert Holland, Jr. is the owner and Chief Executive Officer of WorkPlace Integrators, Michigan's largest Steelcase office furniture dealer. Prior to his current position, he was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from 1995 through 1996. From 1981 to 1984 and from 1991 to 1995, Mr. Holland served as Chairman and Chief Executive Officer of Rokher-J, Inc., which participates in business development projects and provides strategy development assistance to senior management of major corporations. From 1984 to 1987, he was Chairman and Chief Executive Officer of City Marketing, a beverage distribution company in Detroit, Michigan. From 1987 to 1990, he was Vice President, and from 1990 to 1991, he was Chairman of Gilreath Manufacturing, Inc., a full-service custom plastic injection molding company. Mr. Holland is also a director of MONY Group Inc., TruMark Inc., Mazaruni Granite Products, A C Nielsen Corporation, Carver Federal Bank and Lexmark International, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 59.

    Sidney Kohl, along with other family members, developed Kohl's Food Stores, Wisconsin's largest supermarket chain, and Kohl's Department Stores, now a national (New York Stock Exchange) department store chain. He served as President and then Chairman when the two entities were sold in 1972. Since 1980, Mr. Kohl has been the president of the Sidney Kohl Company which develops, owns and manages substantial commercial and residential property. Mr. Kohl also serves on the Board of

Kinko's, Inc. and Alliant FoodService, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member and Chairperson of the Audit Committee. Age 70.

    David C. Novak became Chairman of the Board on January 1, 2001, and Chief Executive Officer of Tricon on January 1, 2000. He also serves as President of Tricon, a position he has held since October 21, 1997. He was elected a Director of Tricon effective October 7, 1997. Mr. Novak previously served as Group President and Chief Executive Officer, KFC and Pizza Hut from August 1996 to July 1997, at which time he became acting Vice Chairman of Tricon. Mr. Novak joined Pizza Hut in 1986 as Senior Vice President, Marketing. In 1990, he became Executive Vice President, Marketing and National Sales, for Pepsi-Cola Company. In 1992 he became Chief Operating Officer, Pepsi-Cola North America, and in 1994 he became President and Chief Executive Officer of KFC North America. Mr. Novak is a member of the Tricon Executive/Finance Committee and Nominating Committee. Age 48.

    Jackie Trujillo has been Chairman of the Board of Harman Management Corporation, one of KFC's largest franchisees, since 1995. She joined the Harman organization in 1953 and held various positions, becoming Executive Vice President of Operations in 1983, with responsibility for operations of its restaurants in Utah, Colorado, Washington and Northern California. From 1987 to 1995, she served as Executive Vice Chairman of Harman Management Corporation. She was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 65.

Class II Directors—Terms Expiring in 2002

    James Dimon is the Chairman and Chief Executive Officer of Bank One Corporation, a position he has held since March 2000. From November 1998 until he assumed his position with Bank One, he was a private investor. Prior to that he served as President of Citigroup Inc., having held that position during October and November 1998 following the merger of Travelers Group Inc. and Citicorp. From September 1991 until October 1998, he was a director of Travelers Group Inc. From June 1995 to November 1998, he was President and Chief Operating Officer of Travelers Group Inc. He was the Co-Chairman of the Board and Co-Chief Executive Officer of Salomon Smith Barney Holdings Inc. ("Salomon Smith Barney"), the immediate parent company of Smith Barney Inc. and Salomon Brothers Inc. Mr. Dimon was a director of Travelers Property Casualty Corp. from 1996 to 1998. From May 1988 to June 1995 he was Chief Financial Officer of Travelers Group Inc. From March 1994 to January 1996 he was Chief Operating Officer of the predecessor to Salomon Smith Barney. Mr. Dimon is a trustee of New York University Medical Center and a director of the Center on Addiction and Substance Abuse. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and Audit Committee. Age 45.

    Massimo Ferragamo is President and Vice Chairman of Ferragamo USA, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 43.

    Robert J. Ulrich is Chairman and Chief Executive Officer of Target Corporation (formerly Dayton Hudson Corporation) and Target Stores. He became President of Dayton Hudson Department Store Company and President of Target Stores in 1984. He became Chairman and Chief Executive Officer of Target Stores in 1987 and assumed his additional present position with Target Corporation in 1994. Mr. Ulrich is also a director of Target Corporation. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 57.

    Jeanette S. Wagner is Vice Chairman of the Estee Lauder Companies, Inc. and has held this position since July 1, 1998. From 1986 until 1998, she was President of Estee Lauder International, Inc., the largest subsidiary of The Estee Lauder Companies, Inc. Ms. Wagner's career at Estee Lauder has included marketing and general management assignments domestically and internationally. She was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 71.

Class III Directors—Terms Expiring in 2003

    D. Ronald Daniel is an employee of McKinsey & Company. He joined McKinsey & Company in 1957 and held various positions with the firm, including Managing Partner from 1976 to 1988. He served as a director of McKinsey & Company from 1968 to 1990. Mr. Daniel is a member of the Harvard Corporation, the Harvard Board of Overseers, and is the Treasurer of Harvard University. Mr. Daniel is also a member of the boards of WNET/Thirteen, New York's public television station, the Brookings Institution and Rockefeller University. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and the Compensation Committee. Age 71.

    Kenneth G. Langone is the founder, and since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, Inc., a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of Home Depot, Inc. and has been a director since 1978. He is also a director of ChoicePoint, Inc., General Electric Co., Microtune Inc. and Unifi, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 65.

    Andrall E. Pearson became Founding Chairman of Tricon effective January 1, 2001. From August 15, 1997 to December 31, 2000, he served as Chairman of the Board of Tricon, and he previously served as Chief Executive Officer of the Company from October 21, 1997 to January 1, 2000. Mr. Pearson previously served as an operating partner of Clayton, Dubilier & Rice, a leveraged buy-out firm, from 1993 to 1997. He was President and Chief Operating Officer of PepsiCo, Inc. from 1971 through 1984 and served on PepsiCo's Board of Directors for 26 years, retiring in April 1996. From 1985 to 1993 he was a tenured professor at Harvard Business School. Mr. Pearson is also a director of Citigroup Inc. He is also a trustee of the New York University Medical School and Good Samaritan Medical Center in Palm Beach, Florida. He is a member and Chairperson of both the Tricon Executive/Finance Committee and Nominating Committee. Age 75.

    John L. Weinberg is a member of the Board of Directors of The Goldman Sachs Group, Inc., a position he has held since May 1999. He was Senior Chairman of Goldman, Sachs & Co. from 1990 to 1999. Mr. Weinberg has served as an investment banker with Goldman, Sachs & Co. since 1950. He became a Partner in 1956, Senior Partner and Co-Chairman of the Management Committee in 1976, and was Senior Partner and Chairman of the Management Committee from 1984 until 1990. He is also a director of Knight-Ridder, Inc. and Providian Financial Corporation. He became a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and the Compensation Committee, of which he is Chairperson. Age 76.

Meetings of the Board of Directors

    During fiscal 2000, the Board of Directors met seven times. All directors attended at least 75% of all of the meetings of the Board and the committees of which they were members during fiscal 2000.

Committees of the Board of Directors

    The Board of Directors has standing Audit, Compensation, Executive/Finance and Nominating Committees. All members of the Audit and Compensation Committees are non-employee directors.

    Audit Committee.  The Audit Committee consists of James Dimon, Massimo Ferragamo, Robert Holland, Jr., Jackie Trujillo and Sidney Kohl, who serves as Chairperson. As set forth in more detail in the Audit Committee Charter (attached to this Proxy Statement as Exhibit A), the Audit Committee's responsibilities include: (i) recommending to the Board the selection, retention or termination of the Company's independent auditors; (ii) reviewing the scope and approving the estimated cost of the annual audit; (iii) reviewing the independence of the independent auditors; (iv) reviewing the independence and the scope and results of the work of the Company's internal auditors; (v) reviewing with management, the

Company's internal auditors and the independent auditors the adequacy of the Company's system of internal accounting controls; (vi) reviewing the annual financial statements and the results of the audit with management and the independent auditors; (vii) reviewing material changes in accounting and reporting principles and practices; (viii) reviewing the procedures that ensure that the Company has the appropriate systems and processes in place to be sure that the Company is in compliance with all applicable laws and regulations; and (ix) reporting to the Board on the results of its review and making recommendations as it may deem appropriate. The Audit Committee met nine times during fiscal 2000.

    Compensation Committee.  The Compensation Committee consists of D. Ronald Daniel, Kenneth G. Langone, Robert J. Ulrich, Jeanette S. Wagner and John L. Weinberg, who serves as Chairperson. The Compensation Committee's responsibilities include: (i) reviewing and submitting to the Board of Directors recommendations concerning the Company's compensation philosophy; (ii) oversight of Tricon's Long Term Incentive Plans, Executive Incentive Compensation Plan and other executive plans; (iii) approving, or referring to the Board of Directors for approval, changes in such plans and the compensation programs to which they relate; (iv) reviewing and approving the compensation of senior executives of the Company; (v) appraising the performance of the chief executive officer and other senior executives; (vi) reviewing management succession planning; and (vii) reviewing periodically directors' compensation. The Compensation Committee met four times in fiscal 2000.

    Executive/Finance Committee.  The Executive/Finance Committee consists of D. Ronald Daniel, James Dimon, David C. Novak, John L. Weinberg and Andrall E. Pearson, who serves as Chairperson. The Executive/Finance Committee exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company consistent with applicable law while the Board of Directors is not in session. The Executive/Finance Committee did not meet during fiscal 2000, but took action by unanimous written consent four times.

    Nominating Committee.  The Nominating Committee consists of D. Ronald Daniel, James Dimon, David C. Novak, John L. Weinberg and Andrall E. Pearson, who serves as Chairperson. The Nominating Committee: (i) identifies suitable candidates for Board members; (ii) proposes to the Board a slate of directors for election by the shareholders; and (iii) proposes candidates to fill vacancies on the Board based on qualifications it determines to be appropriate. The committee will consider those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. The Nominating Committee did not meet during fiscal 2000.

AUDIT COMMITTEE REPORT

    The Audit Committee (the "Committee") is composed of five directors, all of whom are independent under the rules of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors (a copy of the charter is attached at Exhibit A of this Proxy Statement.). The Committee's responsibilities include oversight of the Company's independent auditors and internal auditors as well as oversight of management's conduct in the Company's financial reporting process. The Committee also recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors. Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon.

    For fiscal 2000, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence.

    Based on the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 filed with the Securities and Exchange Commission.

The Audit Committee

Sidney Kohl, Chairperson	Robert Holland, Jr.
James Dimon	Jackie Trujillo
Massimo Ferragamo

INDEPENDENT AUDITOR FEES

    The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 30, 2000 by the Company's independent auditors, KPMG LLP:

Audit Fees	$2,269,000	(a)
Financial Information Systems Design And Implementation Fees	$0	(b)
All Other Fees	$6,285,000	(b)(c)

  (a)
  Includes fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q and statutory audits.

  (b)
  The Audit Committee has considered whether the provision of these services is compatible with maintaining the independent auditor's independence.

  (c)
  Includes fees for tax consulting and all other non-audit services. The fees for other non-audit services include $1,654,000 billed by KPMG Consulting, Inc. prior to its initial public offering as an independent company in February 2001.

Compensation of Directors

    Employee Directors do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive an annual stock grant retainer with a fair market value of $50,000 and an annual grant of vested options to buy $50,000 worth of Tricon Common Stock at a price equal to its fair market value on the date of grant. Non-employee Directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, distribution of which is deferred until termination from the Board. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals may not be made for less than one year. The Company also pays the premiums on directors' and officers' liability and business travel accident insurance policies covering the Directors.

Section 16 Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all of its officers and directors complied with all Section 16(a) filing requirements during fiscal 2000.

Stock Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners

    Based on Schedule 13G filings, shareholders holding 5% or more of Tricon Common Stock as of December 31, 2000, were:

Name And Address Of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
Southeastern Asset Management, Inc 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	Common	21,123,300	(1)	14.4%
Harris Associates L.P. Two North LaSalle St. Suite 500 Chicago, Illinois 60602	Common	9,059,546	(2)	6.2%

(1)
The filing indicates sole voting power for 12,103,400 shares, shared or no voting power for 9,019,900 shares, sole dispositive power for 14,900,300 shares and shared dispositive power for 6,223,000 shares.

(2)
The filing indicates sole voting power for zero shares, shared voting power for 9,059,546, sole dispositive power for 4,875,846 shares and shared dispositive power for 4,183,700 shares.

Stock Ownership of Management

    The following table shows the beneficial ownership of Tricon Common Stock as of February 28, 2001 by (i) each of the Company's continuing directors and nominees for election as directors, (ii) each of the executive officers of the Company named in the summary compensation table, and (iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons and their family members has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or her. None of the following persons or group hold in excess of one percent of Tricon Common Stock. Tricon's internal stock ownership guidelines call for the Chairman to own Tricon Common Stock (or deferral plan units) with a value equal to 7.5 times current salary within five years and for other executive officers to own approximately 1 to 2.5 times current salary within five years.

Name	Shares Beneficially Owned		Deferral Plans(1)	Total
David C. Novak	736,174	(2)(3)(4)	265,337	1,001,511
Andrall E. Pearson	1,102,701	(2)	183,642	1,286,343
D. Ronald Daniel	10,590	(5)	6,031	16,621
James Dimon	305,590	(5)(6)	6,031	311,621
Massimo Ferragamo	22,590	(5)	6,031	28,621
Robert Holland, Jr.	7,057	(5)	4,564	11,621
Sidney Kohl	67,590	(5)(7)	6,031	73,621
Kenneth G. Langone	183,289	(5)	790	184,079
Jackie Trujillo	13,913	(5)(8)	6,031	19,944
Robert J. Ulrich	5,590	(5)	6,031	11,621
Jeanette S. Wagner	5,590	(5)	6,031	11,621
John L. Weinberg	82,270	(5)(9)	6,031	88,301
Peter A. Bassi	142,929	(2)(3)	51,942	194,871
Michael S. Rawlings	99,163	(2)	7,017	106,180
Christian L. Campbell	3,321	(10)	39,105	42,426
All Directors and Executive Officers as a Group (27 persons)	3,549,329	(2)(3)	841,862	4,391,191

(1)
Units denominated as Common Stock equivalents held in deferred compensation accounts under the Directors Deferred Compensation Plan or the Executive Income Deferral Plan. Amounts payable under these plans will be paid in Common Stock of the Company. Also included with respect to each non-employee director is 790 shares representing the $25,000 initial stock grant payable to non-employee directors when they leave the Board.

(2)
As set forth in the following table, for Messrs. Pearson, Novak, Bassi, Rawlings and all directors and executive officers as a group, the share amounts include beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options awarded under employee/director incentive compensation plans.

	Andrall E. Pearson	David C. Novak	Peter A. Bassi	Michael S. Rawlings	All Directors And Executive Officers As A Group
Shares which may be acquired within 60 days pursuant to stock options	1,050,000	726,494	141,875	68,032	1,986,401
(3)
Share amounts include any shares held pursuant to the Tricon Long Term Savings Program which will be subject to the voting direction of such persons at the Annual Meeting: Mr. Novak, 6,820 shares; Mr. Bassi, 3 shares; and all directors and executive officers as a group, 13,768 shares.

(4)
Includes 110 shares held by Mr. Novak's spouse as custodian for their daughter.

(5)
Includes beneficial ownership of 5,590 shares which may be acquired within 60 days pursuant to stock options awarded under employee/director incentive compensation plans.

(6)
Includes 6,000 shares held by Mr. Dimon's spouse as custodian for their minor children and 2,000 shares owned by Mr. Dimon's spouse.

(7)
Includes 21,000 shares held in a trust of which Mr. Kohl is trustee.

(8)
Includes 3,000 shares held by the Harman Cafes Employee Profit Sharing Trust and 4,000 shares owned by Harman Management Corp. of which Ms. Trujillo is a trustee and of which Ms. Trujillo disclaims beneficial ownership.

(9)
Includes 2,080 shares held by trusts of which Mr. Weinberg is trustee and 8,800 shares held by Mr. Weinberg's spouse.

(10)
Includes 20 shares held by Mr. Campbell's spouse.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following tables provide information on compensation and stock-based awards paid, earned or awarded for the years indicated by Tricon to its Chief Executive Officer and its four other most highly compensated executive officers as of the end of the Company's 2000 fiscal year in accordance with the rules of the Securities and Exchange Commission. These five individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation
					Securities Underlying Options/SARs (# Shares)(3)
Name And Principal Position	Year	Salary(1)	Bonus(1)	Other Annual Compensation(2)		All Other Compensation
David C. Novak	2000	905,769	680,850	89,551	396,285	720,000	(4)
Chairman of the Board,	1999	792,308	2,160,000	80,979	255,489	700,000	(4)
Chief Executive Officer and President	1998	700,000	2,100,000	69,669	0	582,887	(4)
Andrall E. Pearson	2000	617,308	340,425	65,314	0	810,000	(4)
Founding Chairman	1999	900,000	2,430,000	15,614	0	900,000	(4)
	1998	900,000	2,700,000	90,320	0	150,000	(4)
Peter A. Bassi	2000	448,942	572,214	8,220	99,072	75,250	(4)
President, Tricon	1999	427,693	903,000	70,948	57,485	50,963	(4)
Restaurants International	1998	400,000	611,550	0	99,083	37,198	(4)
Michael S. Rawlings	2000	396,346	544,635	59,795	99,072	0
President, Pizza Hut, Inc.	1999	372,116	843,800	96,472	57,485	0
	1998	350,000	621,075	60,270	99,083	47,807	(4)
Christian L. Campbell	2000	442,212	348,435	8,242	66,048	136,500	(4)
Senior Vice President,	1999	418,462	819,000	8,542	42,582	196,000	(4)
General Counsel and Secretary	1998	400,000	990,000	8,387	0	6,666	(4)

(1)
Amounts shown include compensation earned by the named executive officers during 2000, including amounts deferred at the election of those officers. Bonuses are generally paid in the year following the year in which they are earned. For 1998, the bonus shown for Mr. Campbell includes a hiring bonus of $150,000. All other bonuses were determined pursuant to the Company's Executive Incentive Compensation Plan.

(2)
This column includes the dollar value of perquisites and other personal benefits for each named executive officer that is required to be reported under the rules of the Securities and Exchange Commission ("SEC"). The table below shows amounts from the column which are required to be reported. Amounts not shown in this column and the table below for such executive officers are omitted as permitted by SEC rules.

Name		2000	1999	1998
David C. Novak	Personal use of Company aircraft	40,308	26,644	41,532
	Company car allowance	16,000	16,000	—
	Company perquisite allowance	—	—	19,750
	Tax-related reimbursements	20,179	18,335	8,387
Andrall E. Pearson	Personal use of Company aircraft	39,513	—	38,487
	Company car allowance	15,267	—	—
	Company perquisite allowance	—	—	37,918
	Tax-related reimbursements	11,375	15,614	13,915
Peter A. Bassi	Personal use of Company aircraft	—	18,602	—
	Company car allowance	—	16,000	—
	Tax-related reimbursements	8,220	20,321	—
Michael S. Rawlings	Personal use of Company aircraft	19,894	43,947	30,530
	Company car allowance	16,035	16,000	22,653
	Tax-related reimbursements	11,314	21,993	—
Christian L. Campbell	Tax-related reimbursements	8,242	8,542	8,387
(3)
The stock options listed in this column were granted under Tricon's Long Term Incentive Plan. No stock appreciation rights ("SARs") were granted in 1998 through 2000.

(4)
Represents preferential earnings on deferred compensation under the Executive Income Deferral Plan which is subject to forfeiture (as is the underlying deferred compensation) if the participant voluntarily terminates employment prior to the second anniversary of the deferral, except however in the case of a participant's retirement in which case the preferential earnings are earned on a pro rata basis if retirement occurs within one year of the deferral. If retirement occurs more than one year after the deferral, the participant receives the preferential earnings in accordance with the election filed by the participant.

Stock Option Grants

    The following table presents information with respect to stock option grants that were made during the fiscal year ended December 30, 2000 to each of the named executive officers. All options granted by the Company in 2000 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 2000. Except for Mr. Pearson (whose 1997 grant was intended to cover 1998, 1999 and 2000), the named executive officers received stock option grants in 2000 as shown below.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number Of Securities Underlying Options Granted (# Shares)(1)	% Of Total Options Granted To Employees	Exercise Price ($/Share)(2)	Expiration Date	Grant Date Present Value(3)
David C. Novak	396,285	6.67	30.28	1/27/10	5,361,736
Andrall E. Pearson	0	0	—	—	—
Peter A. Bassi	99,072	1.67	30.28	1/27/10	1,340,444
Michael S. Rawlings	99,072	1.67	30.28	1/27/10	1,340,444
Christian L. Campbell	66,048	1.11	30.28	1/27/10	893,629

(1)
2000 option grants become exercisable on January 27, 2004. The terms of each option grant provide that if specified corporate control changes occur, all outstanding stock options become exercisable immediately.

(2)
The exercise price shown is the average of the high and low sales price of the Company's Common Stock on the date of grant.

(3)
The grant date present values were determined using the Black-Scholes option pricing model. The Black-Scholes present value per option was $13.53. The assumptions used in calculating the Black-Scholes present value for the new options were as follows: (a) options are assumed to be exercised at year six; (b) volatility is 32.6% based on the daily closing stock prices from October 7, 1997 to December 29, 2000 for Tricon, and the monthly closing stock prices for the last six years for McDonald's Corporation and Wendy's International, Inc.; (c) the risk-free rate of return is 6.55% based on the five-year zero coupon treasury average yield for January 2000; and (d) the dividend yield is 0%. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period, but prior to the end of the option term, or to the fact that the Company has stock ownership guidelines.

Stock Option Exercises and Holdings

    The following table presents information with respect to stock options exercised during the last fiscal year by the named executive officers, as well as the status and current value of unexercised stock options held as of December 30, 2000.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired On Exercise (# Shares)		Number Of Securities Underlying Unexercised Options At December 30, 2000 (# Shares)
							Value Of Unexercised In-The-Money Options At December 30, 2000(1)
		Value Realized
Name			Exercisable		Unexercisable		Exercisable	Unexercisable
David C. Novak	0	0	339,037		1,690,242	(2)	$3,545,356	$4,129,524
Andrall E. Pearson	0	0	1,050,00	(2)	0		1,435,560	0
Peter A. Bassi	0	0	141,875		255,949		1,437,727	840,780
Michael S. Rawlings	0	0	68,032		255,640		245,010	839,074
Christian L. Campbell	0	0	0		219,275		0	330,839

(1)
The value of in-the-money options is based on the $33.00 per share closing price of Tricon Common Stock on December 29, 2000 (the last trading day prior to Tricon's fiscal year-end), less the exercise price of the options.

(2)
The Compensation Committee of the Board of Directors amended these options to permit their transfer to family members and family trusts. In Mr. Novak's case, only 333,992 options may be transferred once they become exercisable.

Pension Plans

    The Company has adopted the Tricon Retirement Plan (formerly known as the Tricon Salaried Employees Retirement Plan) and Tricon Pension Equalization Plan. The annual benefits payable under these two pension plans to employees with five or more years of service at age 65 are equal to 3% of the employee's highest consecutive five-year average annual earnings multiplied by years of credited service up to ten years of credited service plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

    Under the Tricon pension plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2001 for the following pay classifications and years of service are expected to be:

	Years Of Service
Remuneration	15	20	25	30	35
$250,000	$85,217	$96,956	$108,695	$120,433	$132,172
$500,000	172,717	196,956	221,195	245,433	269,672
$750,000	242,717	276,956	311,195	345,433	379,672
$1,000,000	347,717	396,956	446,195	495,433	544,672
$1,250,000	435,217	496,956	558,695	620,433	682,172
$1,500,000	522,717	596,956	671,195	745,433	819,672
$1,750,000	610,217	696,956	783,695	870,433	957,172
$2,000,000	697,717	796,956	896,195	995,433	1,094,672
$2,250,000	785,217	896,956	1,008,695	1,120,433	1,232,172

    The years of credited service and covered compensation under the Tricon Retirement Plan and Tricon Pension Equalization Plan for the covered executive officers named in the Summary Compensation Table are as follows:

	David C. Novak	Andrall E. Pearson	Peter A. Bassi	Michael S. Rawlings	Christian L. Campbell
Years of Credited Service	14	(1)	28	3	3
Covered Compensation	2,059,127	(1)	822,663	916,558	894,428

(1)
Under the terms of Mr. Pearson's employment agreement, he will not participate in the Tricon pension plans.

Employment Agreements and Change in Control Agreements

    Employment Agreements.  In 1997, the Company entered into an employment agreement with Andrall E. Pearson under which he served as Tricon's Chairman of the Board and Chief Executive Officer until July 1, 2000. (The Board of Directors appointed David C. Novak Tricon's Chief Executive Officer effective January 1, 2000. Mr. Pearson remained as Chairman of the Board through December 31, 2000. Mr. Novak was appointed Chairman effective January 1, 2001.) The agreement provided for an annual salary of $900,000 and annual incentive compensation awards to be determined by the Company's Board of Directors. In addition, the Company, pursuant to this employment agreement, made a $1,000,000 retirement payment to Mr. Pearson in January 2001 following his retirement. Mr. Pearson was granted options to purchase 1,050,000 shares of the Company's Common Stock in 1997. The exercise price of these options is $31.6328 per share, which was the average of the closing prices of Tricon stock for the fifth through the twentieth trading days following October 6, 1997, but not less than the average of the high and low sales price for Tricon Common Stock on the grant date. One third of the options vested on each of July 1, 1998, July 1, 1999 and July 1, 2000. They are exercisable for a period of ten years from the grant date. Upon the expiration of Mr. Pearson's employment agreement, the Company authorized a compensation package for Mr. Pearson. This package compensates Mr. Pearson for his services as Chairman through December 31, 2000, and for his services as a member of Board of Directors through May 2003, the end of his current term as a Director. Under this arrangement, Mr. Pearson will receive annual compensation at a rate of $300,000 per year and use of the corporate aircraft for business and personal use. In addition, the Company will provide office space and secretarial support through December 31, 2001. Mr. Pearson will not receive any other compensation from the Company as a Director.

    The Company entered into an employment agreement with Christian L. Campbell in September 1997, under which he will serve as Tricon's Senior Vice President, General Counsel and Secretary. The agreement provides that upon achieving normal retirement age status (age 55 and at least 10 years of credited service with Tricon), the Company will add five years of credited service to Mr. Campbell's benefit under the Tricon Retirement Plan and Tricon Pension Equalization Plan.

    Change in Control Agreements.  Change in control severance agreements (the "Agreements") are in effect between the Company and certain key executives (including the named executive officers). The Agreements were effective as of July 21, 1998, and have been general obligations of the Company since that date, and provide, generally, that if, within two years subsequent to a change in control of the Company (a "Change in Control"), the employment of the executive ("Covered Executive") is terminated (other than for cause, or for other limited reasons specified in the Agreements), or if the Covered Executive terminates employment for Good Reason (defined in the Agreements to include a diminution of duties and responsibilities or benefits), the Covered Executive will be entitled to receive a severance payment consisting of (a) the Covered Executive's base salary through the date of termination, (b) a proportionate bonus assuming achievement of target performance goals under the bonus plan or, if higher, assuming continued achievement of such performance goals until date of termination, (c) two times the sum of the Covered Executive's base salary and the target bonus or, if higher, the actual bonus for the year preceding the Change in Control, and (d) any unpaid compensation. If payments had been made at December 30, 2000, the total of such severance payments under (c) above to each of Messrs. Pearson, Novak, Bassi, Rawlings and Campbell would have been $6,120,000, $5,460,000, $2,696,000, $2,467,600 and $2,508,000, respectively. A Covered Executive whose employment is not terminated in a manner described in this paragraph will not be entitled to receive any severance payments under the Agreements. In addition to such severance payments, the Company will also provide the Covered Executive with outplacement services for one year following such termination. In addition, the Agreements provide that in the event a Covered Executive becomes entitled to receive a severance payment and other severance benefits and such severance payment and benefits are subject to an excise tax, the Covered Executive will become entitled to receive an additional payment in an amount such that after the payment of all income and excise taxes, the Covered Executive will be in the same after-tax position as if no excise tax had been imposed. The Agreements have a three-year term and are automatically renewable each January 1 for another three-year term.

Certain Relationships and Other Transactions

    During fiscal 2000, affiliates of Harman Management Company ("Harman") paid royalties of approximately $10,500,000 to KFC Corporation, a subsidiary of Tricon. Jackie Trujillo, Chairman of the Board of Harman, is a Director of Tricon.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for assisting the Board of Directors in monitoring the Company's compensation arrangements with a view to ensuring that the Company continues to attract and retain highly qualified management through competitive compensation programs, and encouraging extraordinary results through incentive awards. The Compensation Committee establishes basic principles related to the compensation programs of the Company and provides oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation. Particular emphasis is placed on share ownership for senior executives and middle management. In addition, the Compensation Committee places a high emphasis on incentive compensation, in particular long-term incentives, and providing an overall level of remuneration which is competitive and reflective of performance.

Compensation Philosophy and Programs

    In administering senior executive officer compensation, the Compensation Committee has established a compensation program tailored for the restaurant industry that is designed to reward superior performance. This Committee implemented this program when the Company was founded in 1997 and has retained its key features in subsequent years. For 2000, the Compensation Committee believes that this program continues to be the best means to encourage superior performance. The Compensation Committee's objective is to establish a program which aligns the interests of shareholders and executives. As such, the Compensation Committee has established stock ownership guidelines for the 600 most senior executives and managers. The guidelines vary from around 7.5 times salary to 0.2 times salary and assume that affected employees will meet or exceed the guidelines within five years. The Company's long-term stock option program is focused on attracting, retaining and motivating the best executives in the industry. Through year-end 2000, all executive officers are on or above trend to meet the ownership guidelines. Over 90% of all other senior executives and managers are also on or above trend.

    Senior People Services management of the Company presents proposals and recommendations on senior executive officer compensation to the Compensation Committee for their review and evaluation. To establish compensation targets, the Compensation Committee uses data provided by the Company which is obtained from independent consultants. The data reflect compensation practices of premier companies from the restaurant, service, consumer goods, and retail sectors (the "comparator group") who participate in widely distributed surveys. The Compensation Committee believes that targeting compensation at a level comparable to other large companies appropriately reflects the labor market for Company executives. Base pay is targeted at the median level for the comparator group. Annual incentive compensation targets are targeted at the 75th percentile for the comparator group. Long-term incentives are targeted at the top third for executives and managers who are achieving their ownership guideline. Companies in the comparator group may be included in the S&P Restaurants Index used in the performance graph included in this Proxy Statement; however, the comparator group is not made up exclusively of companies used in that index. As the Company recruits senior executives from outside the restaurant industry and retains these executives against offers from outside the restaurant industry, the Compensation Committee believes that the broad-based comparator group is a more appropriate basis for comparison.

Base Salaries

    The Compensation Committee approved the Company's executive compensation salary structure for 2000. Base salaries were established around a targeted pay level for each position within each salary range. Each position's salary range is established based on the median level of base compensation for similar positions in the survey data. The 2000 increases to base salaries were set within the prescribed salary range based on an assessment of factors including individual performance, experience and responsibilities. This assessment is not subject to weightings or formulas.

Annual Cash Incentives

    The Company established the Executive Incentive Compensation Plan ("EICP") to motivate the attainment of annual performance objectives. The performance requirement under the EICP is based upon attainment of a pre-established earnings per share ("EPS") target (adjusted for certain nonrecurring events). No payment is made if a minimum EPS target is not met. Once the EPS target is achieved, the participant is eligible to receive an overall maximum incentive award attributable to the level of EPS attained. The Compensation Committee has discretion to decrease (but not increase) the amount payable. Pursuant to the terms of the EICP, the Compensation Committee certified results against performance objectives and approved annual incentive awards.

    In exercising its discretion to determine the annual incentives of executive officers (subject to the overall maximums), the Compensation Committee reviews actual performance against consolidated or relevant operating company and individual goals and objectives. These goals and objectives are used to establish a minimum level, a target level, and a maximum level of performance. The restaurant company goals and objectives for executive officers in 2000 included cash flow, profit objectives, sales growth, general and administrative expenses, return on net assets and growth objectives. For each objective, no payment is made if performance fails to meet the minimum level for that objective. Actual performance is measured relative to these levels for each objective in order to determine a percentage. This percentage is applied to each participant's predetermined target incentive amount in determining a participant's actual incentive award which may not exceed the overall maximum. Depending on actual performance, the percentage can range from 0 to 300% of the target incentive amount. This same formula is applied to determine incentive awards of eligible non-executive officers; however, each operating company also has financial targets based on one or more of the following measures: system sales, profit, cash flow, sales growth, general administrative expenses, return on net assets and growth objectives.

    In keeping with the emphasis on stock ownership, executives have the opportunity to defer all or a portion of their annual incentives into phantom shares of Tricon Common Stock at a discount; however, to receive payment of these shares, participating executives must continue employment with the Company for two years following the deferral or meet certain retirement or disability criteria.

Long-Term Incentives

    The Company provides long-term incentives through the Company's Long Term Incentive Plans ("LTIP"). The Compensation Committee believes that stock ownership by executive and middle management is essential for aligning management's interest with that of shareholders.

    Under the LTIP, the Compensation Committee provides long-term incentive awards in the form of stock options and, from time to time, restricted shares. Stock options are the primary long-term incentive of the Company. The number of options granted to each executive officer is related to the market data for that job and the performance of the executive. For executive officers these grants were based on the individual's anticipated achievement of their stock ownership guidelines, responsibilities, performance, and future potential. Each option was granted at not less than the fair market value of the underlying Tricon Common Stock on the date of grant. Each regular grant of an option becomes vested after four years and is for a term of ten years.

2000 Compensation of David C. Novak

    The Board appointed David C. Novak Chief Executive Officer of the Company effective January 1, 2000. For 2000, Mr. Novak's annual salary was set at $900,000. The amount was determined based on a comparison with other firms in the comparator group. This salary is targeted at the median for the survey group. The difference between the amount shown on the summary compensation table and the $900,000 reflects the fact that this salary did not become effective until January 23, 2000 and all Tricon salaried employees received an additional week of compensation due to the Company's 52-53 week fiscal year which results in an extra week of pay every sixth year.

    Mr. Novak's 2000 stock option grant was designed to reflect his new responsibilities as Chief Executive Officer and is reflective of market data for the Chief Executive Officer position.

    Mr. Novak was awarded an annual incentive of $680,850 for 2000. The Compensation Committee certified Tricon's attainment of the Compensation Committee's pre-established EPS target for 2000. Based on Tricon's 2000 EPS, the Compensation Committee could have awarded Mr. Novak an annual incentive of $2,700,000 under the EICP. The Compensation Committee, however, exercised its discretion to award Mr. Novak a lower incentive. The determination of Mr. Novak's annual incentive was based on Mr. Novak's target annual incentive (100% of his salary) multiplied by two factors: Tricon's performance and Mr. Novak's individual performance. In exercising its discretion, the Compensation Committee reviewed Tricon's performance with respect to attainment of pre-established earnings per share and general and administrative expense reduction objectives. In reviewing Mr. Novak's individual performance, the Compensation Committee considered several criteria on a subjective basis including Tricon's 2000 EPS, store level margins, same store sales and return on invested capital. In the case of each criteria listed in the previous sentence, the Committee determined that performance was below established targets. The Committee also determined that performance was at or above target in the areas of general and administrative expense reductions, people management, and leadership over several projects. Based on the attainment of Company performance objectives and the Committee's subjective assessment of Mr. Novak's performance, the Committee awarded Mr. Novak a bonus equal to 76% of his target incentive.

Impact of Internal Revenue Code Section 162(m)

    Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Compensation Committee believes the EICP and LTIP satisfy the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under these plans qualify as performance-based compensation and constitute the majority of aggregate annual incentive payments for the named executive officers.

    For 2000, the annual salary paid to Mr. Novak and the other named executive officers were in each case less than one million dollars. The 2000 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible. To the extent any of the named executive officers defer their annual incentives into phantom shares of Tricon Common Stock at a discount, the annual incentives are no longer qualified under Section 162(m); however, it is expected that they will be deductible when paid, since they will be paid after each executive's retirement or termination of employment or when the executive is no longer a named executive officer. The stock option awards made under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million dollar limit. Due to the Company's focus on performance-based compensation plans and the deferral of compensation by certain executive officers, the Compensation Committee expects to continue to qualify most compensation paid to the group as tax deductible.

Summary

    The Compensation Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee share ownership. The Committee feels that the awards made in 2000 were competitive and appropriate, and serve shareholders' long-term interests.

The Compensation Committee
John L. Weinberg, Chairperson	Kenneth G. Langone
D. Ronald Daniel	Jeanette S. Wagner
Robert J. Ulrich

PERFORMANCE GRAPH

    The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to the S&P Restaurants Index for the period from September 17, 1997, the day shares of Tricon's Common Stock began trading on the New York Stock Exchange, to December 29, 2000, the last trading day of the Company's fiscal year. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 17, 1997 and that all dividends were reinvested. The companies included in the S&P Restaurants Index in addition to Tricon were as follows: McDonald's Corporation, Wendy's International, Inc., Darden Restaurants, Inc. and Starbucks Corporation.

	September 17, 1997	December 26, 1997	December 24, 1998	December 23, 1999	December 29, 2000
Tricon	100	97	164	130	113
S & P 500	100	100	133	160	146
S & P Restaurants	100	97	158	163	147

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

    The Board of Directors, upon recommendation of the Audit Committee, has selected KPMG LLP to audit the Company's financial statements for the fiscal year ending December 29, 2001. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board of Directors. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    The selection of KPMG LLP will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

    The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP.

SHAREHOLDER PROPOSALS/DIRECTOR NOMINATIONS

    Shareholders who intend to present proposals for consideration at the 2002 Annual Meeting of Shareholders, and who wish to have their proposals included in the Company's proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Company at its principal executive offices in Louisville, Kentucky on or before December 1, 2001. Proposals should be sent to Secretary, Tricon Global Restaurants, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. All proposals must also comply with the applicable requirements of the federal securities laws and the Company's Bylaws in order to be included in the Company's proxy statement and proxy card for the 2002 Annual Meeting. Similarly, in order for a shareholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by the Company no later than February 17, 2002, and shall contain such information as required under Tricon's Bylaws. Shareholders may propose director candidates for consideration by Tricon's Nominating Committee. In addition, Company Bylaws permit shareholders to nominate directors at a shareholder meeting. To make a director nomination at the 2002 Annual Meeting, a shareholder must notify Tricon's Secretary no later than February 17, 2002. The notice must meet all other requirements contained in the Company's Bylaws. You may contact Tricon's Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OTHER MATTERS

    As of the mailing date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

March 30, 2001

Exhibit A

Tricon Global Restaurants, Inc.
Charter of the Audit Committee of the Board of Directors

I. Organization

    There will be a committee of the Board of Directors (the "Board") of Tricon Global Restaurants, Inc. (the "Company") to be known as the Audit Committee. The Audit Committee will be appointed by the Board and will be composed solely of members who meet the independence and financial qualification requirements of the New York Stock Exchange ("NYSE") or other relevant listing or regulatory authority. One member of the Audit Committee will be designated as the Chairperson and will be responsible for setting the agenda for meetings and the overall activities of the Audit Committee.

II. Audit Committee Purpose

    The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independence and performance of the Company's internal and independent auditors, (3) the compliance by the Company with regulatory requirements, and (4) other matters as the Board or Audit Committee Chairperson deem appropriate. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the Company.

III. Responsibilities

    In carrying out its responsibilities, the Board of Directors believes the policies and procedures of the Audit Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements. In carrying out its oversight responsibilities, the Audit Committee will perform the functions detailed below.

IV. Oversight of Independent Auditors

  1.
  Recommend to the Board of Directors the selection, retention and/or termination of independent auditors (based on the Audit Committee's evaluation of the independent auditors), which firm is ultimately accountable to the Audit Committee and the Board.

  2.
  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and at the conclusion thereof, review such audit including any comments or recommendations of the independent auditors.

  3.
  Review and approve the estimated cost of the annual audit and the cost and scope of significant non-audit services provided by the independent auditors.

  4.
  Prior to releasing quarterly earnings and, at year-end, the Annual Report to Shareholders, discuss with the independent auditors the matters required to be discussed by the American Institute of Certified Public Accountants' Statement on Auditing Standards No. 61, "Communication with Audit Committees," relating to the conduct of the audit or review. For the quarterly review process, the Chairperson of the Audit Committee may represent the entire Committee for purposes of this discussion.

  5.
  Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied to financial reporting.

  6.
  Receive periodic reports from the independent auditors regarding the auditors' independence, discuss such reports with the auditors and, if necessary, take appropriate action to satisfy itself of the independence of the auditors.

V. Oversight of Internal Auditors

  1.
  Review the internal audit function of the Company including the independence of the function, the ability of the function to raise issues to the appropriate level of authority, the proposed internal audit plans for the coming year, and the coordination of such plans with the independent auditors.

  2.
  Review on an annual basis, a summary of significant comments and management's responses thereon from completed internal audits.

  3.
  Review the appointment, performance and replacement of the Vice President, Audit (or anyone of equivalent title and responsibility).

VI. Oversight of Management's Conduct of the Company's Financial Reporting Process

  1.
  Review with the independent auditors, the internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and review any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

  2.
  Prior to issuance, review the financial statements contained in the Company's Annual Report to Shareholders with management and the independent auditors including major issues regarding accounting and reporting principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements. Any material changes in accounting and reporting principles and practices should be reviewed.

  3.
  As required, meet with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  4.
  Conduct an appropriate review of all related party transactions and review potential conflict of interest situations where appropriate.

  5.
  Review accounting and financial management succession planning within the Company.

VII. Assist Board in Oversight of Company's Compliance with Policies and Procedures Addressing Legal and Ethical Concerns

  1.
  Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose. Report to the Board of Directors the results of its review and make such recommendations, as it may deem appropriate.

  2.
  Review Company policy statements and procedures to determine their adherence to applicable laws and regulations and the Company's Worldwide Code of Conduct and Policy on Conflict of Interest. Review annual compliance solicitation regarding these policies with the Vice President, Audit.

  3.
  Review with Tricon's General Counsel legal matters that may have a material impact on the financial statements, compliance policies and any material reports or inquiries relating to financial and accounting matters received from regulators or governmental agencies.

  4.
  Review with the Vice President, Audit, on an annual basis, the Tricon Officers' travel and entertainment spending and use of the Corporate aircraft to ensure that the expenditures and usage are appropriate and accounted for properly.

  5.
  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Have the Charter published at least every three years in accordance with Securities and Exchange Commission ("SEC") rules.

  6.
  Prepare the report required by SEC rules to be included in the Company's annual proxy statement.

VIII. Meetings of the Committee

  1.
  The Committee will meet formally at least three times each fiscal year.

  2.
  The Committee can have telephonic meetings for the quarterly earnings release and Annual Report to Shareholders discussions.

  3.
  The Committee, in its discretion, will invite to Committee meetings the

  •
  Chief Financial Officer

  •
  Vice President, Audit

  •
  Vice President and Controller

  •
  General Counsel

  •
  Representative(s) of the independent auditors

  •
  Other Tricon Management

  4.
  Provide sufficient opportunity for the Chief Financial Officer, Vice President, Audit, and independent auditors to meet with the members of the Audit Committee without other members of Tricon management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit and the Vice President, Audit's evaluation of the overall control environment and his/her ability to act on an independent basis.

  5.
  Submit the minutes of all meetings of the Audit Committee to, or review the matters discussed at each committee meeting, with the Board of Directors.

IX. Other

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's Worldwide Code of Conduct.

TRICON GLOBAL RESTAURANTS, INC. ANNUAL MEETING
May 17, 2001 9:00 AM Tricon Global Restaurants, Inc. YUM Center 1900 Colonel Sanders Lane Louisville, Kentucky 40213

ADMISSION TICKET

TRICON'S 2001 ANNUAL SHAREHOLDERS' MEETING WILL BE HELD AT 9:00 A.M. (EASTERN DAYLIGHT SAVINGS TIME) ON THURSDAY, MAY 17, 2001 AT THE YUM CENTER AT 1900 COLONEL SANDERS LANE IN LOUISVILLE, KENTUCKY. If you plan to attend the Annual Shareholders' Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of Tricon Global Restaurants, Inc. which you are entitled to vote or to direct the voting of, including those shares in Tricon's 401(k) Plan.

Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

(Please detach proxy card at perforation)

TRICON GLOBAL RESTAURANTS, INC. This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Christian L. Campbell, John P. Daly and Matthew M. Preston, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Tricon Global Restaurants, Inc. which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 17, 2001 or any adjournment thereof.

NOMINEES FOR DIRECTOR:

  Class III: Robert Holland, Jr., Sidney Kohl, David C. Novak, Jackie Trujillo.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ELECTION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS.

This Proxy when properly executed will be voted as directed; if no direction is indicated, it will be voted as follows:

  FOR the election of all nominees for director;
  FOR the ratification of the election of independent accountants.

This card also provides voting instructions to the Administrator or Trustee for shares beneficially owned under the Tricon Global Restaurants, Inc. 401(k) Plan.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)	SEE REVERSE SIDE

Tricon Global Restaurants, Inc.
c/o Proxy Services
P.O. Box 9398
Boston, MA 02205-9398

ADMISSION TICKET

You may vote your proxy 24 hours a day, 7 days a week, using either the Internet or a touch-tone telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY INTERNET:	GO TO THE WEB ADDRESS: http://www.eproxyvote.com/yum.
You will be asked to enter the 14-digit Voter Control Number located above your name and address in the lower left of the proxy card. Then follow the instructions. Be sure to vote at least 36 hours prior to the Meeting.
TO VOTE BY TELEPHONE:
CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-PRX-VOTE (1-877-779-8683). THERE IS NO CHARGE TO YOU FOR THIS CALL.
OUTSIDE THE U.S. CALL COLLECT AT 1-201-536-8073. You will be asked to enter the 14-digit Voter Control Number located above your name and address in the lower left of the proxy card. Then follow the instructions. Be sure to vote at least 36 hours prior to the Meeting.
TO VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope.

RECEIVE FUTURE MATERIALS VIA THE INTERNET

You may elect to receive future proxy and other materials over the Internet if you have an e-mail account and internet access. To take advantage of this offer, please access http://www.econsent.com/yum and then simply follow the instructions.

If you are voting by Internet or telephone, DO NOT mail your proxy card.

(Please detach proxy card at perforation)

/x/	Please mark votes as in this example.

The Board of Directors recommends a vote FOR items 1 and 2

1. Election of Directors (01) Robert Holland, Jr. (02) Sidney Kohl (03) David C. Novak (04) Jackie Trujillo	FOR / /	WITHHOLD AUTHORITY / /	2.	Ratification of Election of Independent Accountants	FOR / /	AGAINST / /	ABSTAIN / /
								If you receive more than one Annual Report at the address set forth on this proxy card and have no need for the extra copy, please check the box at the right. This will not affect the distribution of dividends or proxy statements.	/ /
/ /	To withhold authority to vote for any particular nominee(s) write the name(s) above.							I plan to attend the Annual Meeting.	/ /
								I plan to bring a guest.	/ /
When executed, promptly forward this card to:	Proxy Servies EquiServe P.O. Box 9380 Boston, MA 02205-9955
Signature(s)	Date

NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

QuickLinks

YOUR VOTE IS IMPORTANT
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT THE MEETING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS/DIRECTOR NOMINATIONS
OTHER MATTERS